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                                [JP MORGAN LETTERHEAD]



October 14, 1997


Mr. Jeffrey D. Mattfolk
Director Mergers & Acquisitions
Tyco International (US) Inc.
One Tyco Park
Exeter, NH  03833

Dear Mr. Mattfolk:

Holmes Protection Group, Inc. (the "Company") has engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to advise the Company with respect to one or more possible transactions with you concerning your possible purchase from the Company of all or a portion of the stock, assets, or business of the Company, or any related transactions as may be mutually agreed between you and the Company (each, a "Transaction"). In connection with your consideration of a Transaction with the Company, the Company is prepared to furnish you with certain confidential and proprietary information concerning the business and properties of the Company. All such information is herein collectively referred to as the "Evaluation Material".

To maintain the confidentiality of the Evaluation Material, you and each individual or entity with access to the Evaluation Material agree: (a) not to use any Evaluation Material or notes, summaries, or other material derived therefrom (such notes, summaries or other material collectively referred to herein as the "Notes") except to determine whether you wish to propose to enter into a Transaction with the Company and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to those of your and your affiliated companies officers, directors, employees, advisors and representatives (collectively, "Representatives") with a need to know the information contained therein; PROVIDED, that such Representatives shall have agreed to be bound by the terms of this Agreement; PROVIDED, FURTHER, that you agree to be responsible for any breach of this Agreement by any of your Representatives; and (c) not to disclose that the Evaluation Material has been made available, that you or your Representatives have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto.

The Company (directly or through J.P. Morgan) may elect at any time to terminate further access by you to Evaluation Material. You agree that upon any such termination, you will promptly (and in any case within 7 days of the Company's or J.P. Morgan's request) return to J.P. Morgan or the Company all Evaluation Material except Notes, cause all Notes to be destroyed, and confirm in writing to the Company that all such material has been returned or destroyed in compliance with this Agreement. No such termination will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect for the term of this Agreement.

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                                         -2-

This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives and you so notify the Company thereof in writing within 30 days of receipt of the information from the Company, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives when such source is entitled, to the best of your knowledge, to make such disclosure. You agree to keep the Evaluation Material confidential even after this Agreement is terminated so long as such information does not fall within categories (i), (ii) or (iii) above.

If you or your Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material or Notes, it is agreed that you will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Representatives are, in the opinion of your or your Representatives' counsel, as the case may be, compelled to disclose Evaluation Material or Notes under pain of liability for contempt or other censure or penalty, you may disclose only that portion of such information as is legally required without liability hereunder; PROVIDED, that you agree to exercise your best efforts to obtain assurance that confidential treatment will be accorded such information.

You acknowledge that, in your examination of the Evaluation Material, you will have access to material non-public information concerning the Company. You agree that, for a period of two years following the date hereof, you will not (and you will ensure that your affiliates (and any person acting on behalf of or in concert with you or any affiliate) will not), without the prior written approval of the Board of Directors of the Company, purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) any securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities. Notwithstanding the foregoing, if an unaffiliated third party seeks to acquire or assists, advises or encourages any other persons in seeking to acquire, directly or indirectly, a majority interest in the Company during the two-year period from the date hereof, then you will be permitted hereunder to take any such actions.

For a period of two years following the date hereof, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, agent or other representative of the Company regarding the business, operations or prospects of the Company, except with the express written consent of J.P. Morgan. It is understood that J.P. Morgan will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by J.P. Morgan, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures

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                                         -3-

in connection with any possible Transaction, will be submitted or directed exclusively to J.P. Morgan.

For a period of two years following the date hereof, you will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of the Company or any of its subsidiaries or divisions with whom you have had contact or who became known to you in connection with your consideration of the Transaction, except that you shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by you, (ii) responds to any public advertisement placed by you, or (iii) has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such officer, director, or employee.

You understand and agree that none of the Company, J.P. Morgan, or their respective affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material. You also agree that none of the Company, J.P. Morgan, or their respective affiliates or representatives shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.

You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until you and the Company shall have executed and delivered a Transaction Agreement. You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a final definitive agreement relating to a Transaction with any other party without prior notice to you or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

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                                         -4-

This Agreement shall terminate three years from the date hereof and be governed by New York law.

Very truly yours,



J.P. MORGAN SECURITIES INC.,
  as agent for

HOLMES PROTECTION GROUP, INC.


By: /s/ Donna Hitscherich
   ----------------------------
      Name:  Donna Hitscherich
      Title: Vice President


Accepted as of the
date first above written:

TYCO INTERNATIONAL (US) INC.


By:  /s/ Jeffrey D. Mattfolk
    ---------------------------
      Name:  Jeffrey D. Mattfolk
      Title: Director of Mergers & Acquisitions